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                         [LETTERHEAD OF DELOITTE & TOUCHE, LLP]

                              INDEPENDENT AUDITORS REPORT

To the Partners of Litton Loan Servicing LP:

We have examined managements assertion about Litton Loan Servicing LPs (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of Americas Uniform Single Attestation Program for Mortgage Bankers as of and for the year ended December 31, 2001, included in the accompanying management assertion. Management is responsible for the Companys compliance with those minimum servicing standards. Our responsibility is to express an opinion on managements assertion about the Companys compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Companys compliance with minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Companys compliance with the minimum servicing standards.

In our opinion, managements assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2001 is fairly stated, in all material respects.


/s/ Deloitte & Touche, LLP
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Deloitte & Touche, LLP
January 18, 2002